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October  1,  1999





PXRE Reinsurance Ltd.
99 Front Street
Hamilton, Bermuda

         Re:  Investment Advisory Services

Dear Mr. Radke:

         This letter will serve to confirm our agreement that Mariner Investment Group, Inc. ("Mariner") will provide investment advisory, trade execution and related services to PXRE Reinsurance Ltd. (the "Client") on the terms, and subject to the conditions, set forth herein.


SCOPE OF RESPONSIBILITIES

         Mariner will perform the services and have the authority set forth herein with respect to the cash, securities and other investment assets of the Client specified in writing by the Client and all proceeds thereof and additions thereto (the "Account"). Mariner will supervise and direct the investment of the Account in accordance with, and subject to, the investment guidelines provided by the Client in writing (a copy of the initial guidelines being annexed as Exhibit A), as the same may be amended, revised or replaced from time to time by the Client (the "Investment Guidelines"); provided, however, that Mariner shall not invest, or permit the investment of, the Account directly or indirectly in any partnership or other "flow-through" entity without first having received a written description of the policies and practices of such entity to prevent investors in the entity from being treated as engaged in a trade or business in the United States by virtue of the activities of the entity itself or partnerships or other "flow-through" entities in which it invests, which policies and practices have been accepted in writing by Client. Subject to the foregoing, Mariner, as agent and attorney-in-fact with respect to the Account may, when it deems appropriate, buy, sell, exchange, retain, reinvest or otherwise trade in securities of the types specified in the Investment Guidelines and place orders for the execution of such investment transactions with or through such brokers, dealers or other persons as Mariner may select. Mariner shall deliver, or shall cause to be delivered, to Client or to such custodian as Client may direct in writing to Mariner, all assets in the Account, as Client may direct from time to time, and Mariner shall not retain any assets in









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the Account. Client may make any addition to or withdrawal from the Account at any time and in any amount that Client determines, so long as Client promptly notifies the Manager in writing of any addition to the Account and the amount of the addition, and so long as Client makes no withdrawal (and such withdrawal does not cause the Account or Mariner to be in violation of applicable law, regulation or order of a competent authority, of Bermuda) from the Account without first delivering to the Manager within a reasonable time prior to the withdrawal, written notice of intended withdrawal and the amount of the withdrawal. Mariner will comply with all legal requirements and rules of securities exchanges applicable to its duties in connection with the execution of transactions.

         Mariner will provide or cause to be provided to the Client such periodic reports concerning the status of the Account (including a valuation thereof based upon such valuation method(s) agreed with Client) as the Client may reasonably request. Mariner will provide to the Client on request, and not less frequently than quarterly, a report of Account transactions effected by Mariner since the date of the most recent such report. Mariner will preserve its records relating to the Account for no less than six years and shall make such records available for inspection at reasonable times during normal business hours, upon the request of the Client, to the Client, its auditors or any pertinent regulatory authority. Prior to discarding or destroying any such records, Mariner will give the Client reasonable opportunity, at the Client's expense, to review them and to take all or such portion of them as the Client wishes to retain. All information and advice furnished by either party to the other hereunder will be treated as confidential and will not be disclosed to third parties except as provided in this paragraph or as required by law.

FEES

         Client agrees to pay Mariner a fee, or defer such fee pursuant to an arrangement agreed to in writing by both parties, payable or deferred quarterly in advance, calculated, based on the valuation of the Account as at the end of the previous quarter, using the fee schedule below for the assets under management.

         Asset Class                        Annual fee %

         Traditional Equities                .25%
         Non-Mariner Hedge Funds            1.25%
         Mariner Hedge Funds                   0%
         High Yield Public Debt              .25%
         Private Securities                  .50%


The methodology for valuing the Account for fee calculation purposes shall be as agreed in writing by Mariner and Client. If Mariner shall serve for less than the whole of any calendar quarter, its compensation shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as manager hereunder, and Mariner shall promptly reimburse Client accordingly in respect of any advance payment.




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EXPENSES

         Client shall reimburse Mariner for any reasonable investment-related out-of-pocket costs and expenses incurred in monitoring the Account of a type previously agreed in writing by the Client upon presentation of appropriate supporting documentation.


INDEMNITY

          Client shall indemnify and hold harmless Mariner, its directors, officers, employees and agents ("Indemnified Parties"), individually and collectively, against any losses (including financial results poorer than expected by Client), claims, damages, liabilities or expenses, including reasonable attorneys' fees (collectively, "Losses") to which Mariner may become subject in so far as such Losses arise out of or are based upon any activities undertaken by, or inaction of, Mariner as investment advisor, unless such Losses arise out of the gross negligence, willful misfeasance or bad faith of the Indemnified Parties.

          Mariner shall give Client written notice as soon as practicable after it becomes aware of any fact, condition or event which may give rise to Losses for which indemnification hereunder may be sought. If any lawsuit or enforcement action is filed against any Indemnified Parties which may give rise to any indemnification Losses, written notice thereof shall be given to Client as promptly as practicable (and in any event, within 10 days after the service of the citation or summons); provided, that the failure to give such notice shall not relieve Client from its indemnification obligations hereunder, except and only to the extent that such failure increases the indemnified Losses. Client shall be entitled, if it so elects, to take control of the defense and investigation of any such lawsuit or action and to employ and engage attorneys of its choice (and at its expense) to handle and defend the same. No settlement relating to any Losses shall be made unless Mariner gives its written consent to such settlement which consent shall not be unreasonably delayed or withheld.

STATUS OF INVESTMENT MANAGER

         Mariner will for all purposes herein be deemed to be an independent contractor and will, except as otherwise expressly provided or authorized by or under this letter agreement, have no authority to act for or represent the Client in any way or otherwise be deemed an agent of the Client.

ACTIVITIES OF INVESTMENT MANAGER

         Mariner and its affiliates, may engage, simultaneously with the investment management activities on behalf of the Account, in other businesses and make investments for their own accounts, and may render services similar to those described in this agreement for other individuals, companies, trusts or persons, and shall not by reason of such engaging in other businesses, making such investments or rendering of services for others be deemed to be acting in conflict with the interest of the Account.






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TERM

         This Agreement is effective from November 1, 1999 and may be terminated upon ninety-(90) days written notice by Mariner, or upon thirty (30) days written notice by Client, to the other or upon shorter notice upon the mutual agreement of the parties; provided, however, Client may terminate this Agreement without such advance notice if Client pays a termination fee determined as if the Manager had continued to provide services under this Agreement for a period of thirty (30) days after the termination date. Termination of this Agreement for any reason shall not relieve the Manager of liability or responsibility under this Agreement with respect to the period prior to the effectiveness of the termination. This letter agreement will be governed by, and construed in accordance with, the laws of the State of New York, (other than any conflict of law rule which might result in the application of the law of any other jurisdiction).

NOTIFICATION

         All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand against written receipt; when confirmation of a fax or email sent during business hours of the recipient is received by the sender; or upon the fifth day following mailing which shall be by certified or registered mail, postage paid:

1.  If to Mariner at:  Mariner Investment Group, Inc.
                       65 East 55th Street, 9th Floor, NY, NY 10022
                       Fax number: 212 758 6680
                       Email: wmichaelcheck@goldbox.com
                       Attention: William J. Michaelcheck

2.  If to Client at:   PXRE  Reinsurance Ltd.
                       Suite 231, 12 Church Street, Hamilton HM 11, Bermuda
                       Attention:  Gerald L. Radke

ASSIGNMENT

          Without the written consent of the other party, this Agreement may not be assigned by either of the parties hereto; any such attempted assignment being void.

 AUTHORITY TO PERFORM

          Each of the parties to this Agreement hereby represents that it is duly authorized and empowered to execute, deliver and perform this Agreement and the transactions contemplated hereby, that such actions do not conflict with or violate any provision of law, regulation, or contract, deed of trust, agreement or other instrument to which it is a party or by which it is bound or to which it is subject and that no consent of any person or government regulatory agency to such person's performing its obligations under this




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Agreement is required which has not been obtained, and that this Agreement is a valid and binding obligation upon that party, enforceable in accordance with its terms.

MISCELLANEOUS

          This Agreement is the entire agreement of the parties with respect to the management of the assets in the Account and may not be amended except in a writing signed by the parties.

         Please confirm your agreement with the terms set forth herein by signing the enclosed copy of this letter where indicated below and returning it to Mariner.

                                       Very truly yours,

                                       MARINER INVESTMENT GROUP, INC.



                                       By  /s/ William Michaelcheck
                                          ___________________________________
                                          Title:   Chairman



AGREED AND ACKNOWLEDGED,
IN HAMILTON, BERMUDA

PXRE Reinsurance Ltd.



By  /s/ Gerald L. Radke
   ____________________________________
   Title: President






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                                                                      EXHIBIT A


                               Investment Policy

Scope: This policy would cover the investment portfolio of PXRE Reinsurance, Ltd., PXRE Group Ltd. and PXRE (Barbados) Ltd.

Investment Limitations:

    1. No more than 5% of opening admitted assets (or Bermuda equivalent) in any single issuer.

       a. except, where a fund or limited partnership consisting of a diversified portfolio of stocks, bonds, equities or other instruments; a maximum of up to 10% in such fund or limited partnership.

       b. except, there shall be no limit on U.S. Treasury Securities or such investments guaranteed by the U.S. government (i.e., FNMA, GNMA, etc).

       c. No more than 30% can be invested in securities of any country (other than the United States) except where such investments are used to match with liabilities denominated in the same currency.

    2. No more than 80% of the portfolio shall be in equity or limited partnership investments.

    3. No more than 20% of the portfolio can be invested in below investment grade bonds as defined as below Baa S&P or equivalent for other rating agencies.

    4. Exceptions can be made so long as the sum of all exceptions to the above policy statements does not exceed 15% of opening assets.

    5. No more than 25% of the investments should be in mortgage or asset backed securities.

Other Limitations:

   Short Term Investments -- All short term investments should be in instruments which are A2/P2 or better.